Exhibit 99.1

For Immediate Release

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE
IN THE THIRD QUARTER

—Reports Strong Sales Growth in Both Medical Products and Pharmaceuticals;
Announces 50 Million Share Repurchase Program—

ABBOTT PARK, Ill., Oct. 14, 2004 — Abbott Laboratories today announced financial results for the third quarter ended Sept. 30, 2004.

•                    Worldwide sales were $4.682 billion, up 10.2 percent from $4.248 billion in the third quarter of 2003. Total sales were favorably impacted 1.8 percent due to the effect of exchange rates.

•                    Abbott’s diluted earnings per share from Continuing Operations increased 8.2 percent to $0.53, excluding one-time charges primarily related to acquisitions — within the company’s previous guidance of $0.51 to $0.53. Diluted earnings per share from Continuing Operations under Generally Accepted Accounting Principles (GAAP) increased to $0.51 from $0.44 in 2003. For an explanation of one-time charges, see the attached Q&A section.

•                    Pharmaceutical Products Group sales increased double digits, led by strong growth worldwide across most major branded products, including HUMIRA®, TriCor®, Kaletra®, Ultane® and Omnicef ®.

•                    Medical Products Group sales increased more than 8 percent, led by double-digit growth in Abbott Vascular Devices and Abbott Diabetes Care, including sales from the TheraSense Inc. acquisition.

•                    Abbott completed its previous share repurchase program in the quarter, and the Abbott board of directors approved a new 50 million share repurchase program.

“Our businesses are producing strong and balanced growth,” said Miles D. White, chairman and chief executive officer, Abbott Laboratories. “At the same time we’re beginning to realize the promise of our near-term pipeline. We were pleased to make two regulatory submissions in the third quarter – the first of six submissions planned for the second half of this year. We’ve also made steady progress in advancing our Medical Products Group pipeline, as we began enrolling patients in our new drug-eluting stent clinical trial.”

-more-

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

The following is a summary of third-quarter 2004 sales for each of Abbott’s major operating divisions and its 50 percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary – Quarter Ended 9/30/04	3Q04	Percent Change vs. 3Q03	Impact of Exchange on Percent Change
	($ millions)
Total Sales	$4,682	10.2	1.8

Total U.S. Sales	$2,645	9.9	—

Total International Sales	$2,037	10.6	4.0
(including direct exports from U.S.)

U.S. Pharmaceutical Sales	$1,678	11.7	—

TAP Pharmaceutical Products Sales*	$913	(3.5)	—
(not consolidated in Abbott’s sales)

Ross Products (U.S.) Sales	$531	2.4	—

Worldwide Diagnostics Sales	$845	11.8	3.3

U.S. Diagnostics	$291	16.2	—

International Diagnostics	$554	9.5	4.9

International Division Sales	$1,426	12.0	3.9

International Pharmaceuticals	$1,079	13.9	4.6

International Nutritionals	$347	6.5	1.8

Note:  See complete “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Co. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

The following is a summary of sales for the first nine months of 2004 for each of Abbott’s major operating divisions and its 50 percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary – Nine Months 9/30/04	9M04	Percent Change vs. 9M03	Impact of Exchange on Percent Change
	($ millions)
Total Sales	$14,026	13.3	3.5

Total U.S. Sales	$7,827	12.4	—

Total International Sales	$6,199	14.4	8.0
(including direct exports from U.S.)

U.S. Pharmaceutical Sales	$4,882	15.7	—

TAP Pharmaceutical Products Sales*	$2,681	(9.2)	—
(not consolidated in Abbott’s sales)

Ross Products (U.S.) Sales	$1,717	7.5	—

Worldwide Diagnostics Sales	$2,451	9.7	5.7

U.S. Diagnostics	$822	5.6	—

International Diagnostics	$1,629	11.9	8.7

International Division Sales	$4,451	15.9	8.0

International Pharmaceuticals	$3,326	17.3	8.9

International Nutritionals	$1,125	12.0	5.3

Note:  See complete “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Co. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

The following is a summary of Abbott’s third-quarter 2004 sales for selected products.

Quarter Ended 9/30/04	U.S. Sales	Percent Change vs. 3Q03	Rest of World	Percent Change vs. 3Q03		Global Sales	Percent Change vs. 3Q03
(dollars in millions)

Pharmaceutical Products Group
Depakote	$249	6.4	$13	13.9		$262	6.7
HUMIRA	$145	98.7	$82	n/m		$227	189.4
Kaletra	$98	1.2	$126	44.7	(a)	$224	21.8
Biaxin (clarithromycin)	$91	(4.8)	$133	3.4	(b)	$224	(0.1)
TriCor	$208	35.7	—	—		$208	35.7
Ultane/Sevorane	$81	31.6	$119	14.6	(c)	$200	21.0
Synthroid	$153	(4.6)	$12	(24.1)		$165	(6.3)
Mobic	$126	40.8	—	—		$126	40.8
Omnicef	$50	17.1	—	—		$50	17.1
Leuprolide	—	—	$50	8.2	(d)	$50	8.2
Lansoprazole	—	—	$35	(0.3	)(e)	$35	(0.3)

Medical Products Group
Pediatric Nutritionals	$289	(0.2)	$145	8.2		$434	2.5
Adult Nutritionals	$236	13.0	$169	10.8	(f)	$405	12.1
Abbott Diabetes Care	$110	108.4	$100	10.1	(g)	$210	46.0
Abbott Vascular Devices	$56	12.5	—	—		$56	12.5

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$711	(7.7)	—	—		$711	(7.7)
Lupron	$202	15.0	—	—		$202	15.0

(a)          Without the positive impact of exchange of 5.9 percent, Kaletra sales increased 38.8 percent internationally.

(b)         Without the positive impact of exchange of 5.4 percent, clarithromycin sales decreased 2.0 percent internationally.

(c)          Without the positive impact of exchange of 4.7 percent, Sevorane sales increased 9.9 percent internationally.

(d)         Without the positive impact of exchange of 3.9 percent, leuprolide sales increased 4.3 percent internationally.

(e)          Without the positive impact of exchange of 1.7 percent, lansoprazole sales decreased 2.0 percent internationally.

(f)            Without the positive impact of exchange of 4.8 percent, Adult Nutritionals sales increased 6.0 percent internationally.

(g)         Without the positive impact of exchange of 5.9 percent, Abbott Diabetes Care sales increased 4.2 percent internationally.

n/m = Percent change is not meaningful.

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

For the first nine months of 2004, the following is a summary of sales for selected products.

Nine Months Ended 9/30/04	U.S. Sales	Percent Change vs. 9M03	Rest of World	Percent Change vs. 9M03		Global Sales	Percent Change vs. 9M03
(dollars in millions)

Pharmaceutical Products Group
Biaxin (clarithromycin)	$272	(13.2)	$528	6.2	(a)	$800	(1.3)
Depakote	$675	12.8	$36	19.5		$711	13.1
Kaletra	$286	2.8	$363	42.5	(b)	$649	21.8
HUMIRA	$385	155.2	$194	n/m		$579	n/m
Ultane/Sevorane	$211	17.5	$352	17.8	(c)	$563	17.7
TriCor	$552	36.8	—	—		$552	36.8
Synthroid	$496	20.4	$38	19.4		$534	20.3
Mobic	$334	47.4	—	—		$334	47.4
Omnicef	$175	26.6	—	—		$175	26.6
Leuprolide	—	—	$143	8.3	(d)	$143	8.3
Lansoprazole	—	—	$102	7.0	(e)	$102	7.0

Medical Products Group
Pediatric Nutritionals	$862	6.5	$430	11.6		$1,292	8.2
Adult Nutritionals	$661	12.3	$483	12.7	(f)	$1,144	12.4
Abbott Diabetes Care	$260	68.6	$289	17.4	(g)	$549	37.2
Abbott Vascular Devices	$161	22.0	—	—		$161	22.0

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$2,117	(10.4)	—	—		$2,117	(10.4)
Lupron	$564	(4.1)	—	—		$564	(4.1)

(a)          Without the positive impact of exchange of 9.3 percent, clarithromycin sales decreased 3.1 percent internationally.

(b)         Without the positive impact of exchange of 10.6 percent, Kaletra sales increased 31.9 percent internationally.

(c)          Without the positive impact of exchange of 8.9 percent, Sevorane sales increased 8.9 percent internationally.

(d)         Without the positive impact of exchange of 7.7 percent, leuprolide sales increased 0.6 percent internationally.

(e)          Without the positive impact of exchange of 6.2 percent, lansoprazole sales increased 0.8 percent internationally.

(f)            Without the positive impact of exchange of 7.7 percent, Adult Nutritionals sales increased 5.0 percent internationally.

(g)         Without the positive impact of exchange of 10.2 percent, Abbott Diabetes Care sales increased 7.2 percent internationally.

n/m = Percent change is not meaningful.

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

Medical Products Group Highlights

•                    In September, Abbott announced that it began enrollment of its ZOMAXX I drug-eluting stent clinical trial, a 400-patient trial conducted in more than 30 centers in Europe, Australia and New Zealand. At the Transcatheter Cardiovascular Therapeutics (TCT) symposium, Abbott provided additional information on its ZOMAXX II drug-eluting stent clinical trial.  In North America, a 1,670-patient trial will be conducted that will compare Abbott’s ZoMaxx™ stent to Boston Scientific’s Taxus™ Express2™ stent.

•                    Abbott introduced a Troponin-I test for use on its ARCHITECT® i2000SR® Immunnoassay System and ARCHITECT® ci8200™ Immunochemistry System, after it received 510(k) clearance with the U.S. Food and Drug Administration (FDA). Troponin-I is the second test approved in Abbott’s acute cardiac panel for the ARCHITECT platform with additional cardiac assays in development. Abbott is also launching Troponin-I ADV, an improved troponin assay, for its widely used AxSYM® automated immunoassay instrument system.

•                    The company launched a number of immunoassays during the third quarter, including its second fully automated hepatitis A test in the United States for AxSYM. Outside the United States, Abbott completed its hepatitis menu on its ARCHITECT platform with the introduction of ARCHITECT® HAVAb-IgG.

•                    Abbott entered into an agreement to acquire EAS Inc., a nutritional leader with a strong portfolio of nationally recognized consumer brands, including AdvantEdge® and Myoplex®.  This will expand Abbott’s leadership in the fast-growing healthy living nutrition category. The company also launched Glucerna® Crispy Snack Bars, the latest addition to the Glucerna family of bars and shakes, specifically designed for people with diabetes.

Pharmaceutical Products Group Highlights

•                    Abbott announced two regulatory submissions in the quarter, including a New Drug Application (NDA) to the FDA for Zemplar® (paricalcitol) Capsules, its investigational oral therapy for earlier treatment of secondary hyperparathyroidism, a major complication associated with chronic kidney disease. Abbott will present its Phase III pivotal trial data for Zemplar Capsules at the end of this month at the American Society of Nephrology meeting. Abbott also submitted a supplemental NDA seeking approval of once-daily dosing for its protease inhibitor, Kaletra® (lopinavir/ritonavir). These two submissions represent the first of six regulatory submissions expected in the second half of this year.

•                    Psoriasis data presented at the American Academy of Dermatology meeting showed after 24 weeks of HUMIRA® (adalimumab) therapy, 64 percent of patients demonstrated a 75 percent or greater improvement in their disease. Phase III psoriasis trials will begin later this year. New psoriatic arthritis, juvenile rheumatoid arthritis (RA) and early RA data will be presented at the American College of Rheumatology meeting, Oct. 16 to Oct. 21, 2004. On Aug. 10, 2004, the FDA approved an expanded indication for HUMIRA to include improvement in physical function for adult patients with moderately to severely active RA.

•                    On Sept. 28, 2004, Abbott announced the FDA approval of a new 250mg/5mL dose of its antibiotic Omnicef® (cefdinir) Oral Suspension. This more concentrated formulation allows parents to administer fewer teaspoons per dose to their children.

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

Abbott issues earnings-per-share guidance for fourth-quarter 2004

For the first time, Abbott is providing guidance for earnings per share from Continuing Operations for fourth-quarter 2004 of $0.66 to $0.68, excluding one-time charges as detailed below. This would result in ongoing full-year earnings per share consistent with Abbott’s previous guidance range.

As previously announced, Abbott expects one-time charges impacting earnings per share from Continuing Operations in 2004 primarily related to the spin-off of Hospira and acquisition-related costs, including the EAS acquisition announced earlier this week. The impact on Continuing Operations is estimated to be approximately $0.25 per share for the full-year 2004, with $0.20 per share incurred in the first nine months. In the fourth quarter, Abbott expects one-time charges to be approximately $0.05 per share for acquisition-related costs. In accordance with SEC Regulation G, Abbott notes that including these charges, projected earnings per share from Continuing Operations under Generally Accepted Accounting Principles (GAAP) would be $0.61 to $0.63 for the fourth quarter.

Abbott completes previous share repurchase program, announces new share repurchase program and declares quarterly dividend

During the quarter, Abbott completed its previously authorized share repurchase program. The board of directors of Abbott also approved the purchase of up to 50 million shares of its common stock.

Also, on Sept. 10, 2004, the board of directors of Abbott declared the company’s quarterly common dividend of 26 cents per share. The cash dividend is payable Nov. 15, 2004, to shareholders of record at the close of business on Oct. 15, 2004. This marks the 323rd consecutive dividend paid by Abbott since 1924.

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 55,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live third-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 9 a.m. Central time today. An archived edition of the call will be available after noon Central time.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Exhibit 99.1 of our Quarterly Report on Securities and Exchange Commission Form 10-Q for the quarter ended June 30, 2004, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:
Melissa Brotz	John Thomas
(847) 935-3456	(847) 938-2655

Jonathon Hamilton	Larry Peepo
(847) 935-8646	(847) 935-6722

Christy Wistar
(847) 938-4475

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Third Quarter Ended September 30, 2004 and 2003

(unaudited)

	2004	2003	Percent Change

Net Sales	$4,681,669,000	$4,247,855,000	10.2
Cost of products sold	2,114,919,000	1,928,796,000	9.6
Research & development	391,698,000	409,270,000	(4.3)
Acquired in-process research and development	8,100,000	61,240,000	(86.8)
Selling, general & administrative	1,144,416,000	1,027,774,000	11.3
Total Operating Cost and Expenses	3,659,133,000	3,427,080,000	6.8

Operating earnings	1,022,536,000	820,775,000	24.6

Net interest expense	36,706,000	36,266,000	1.2
Net foreign exchange loss	3,915,000	5,636,000	(30.5)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(84,582,000)	(142,821,000)	(40.8	)(1)
Other (income) expense, net	439,000	(7,240,000)	(106.1)
Earnings from Continuing Operations before taxes	1,066,058,000	928,934,000	14.8
Taxes on earnings from Continuing Operations	261,979,000	231,459,000	13.2

Earnings from Continuing Operations	804,079,000	697,475,000	15.3
Earnings from Discontinued Operations, net of taxes	—	63,742,000	(100.0)

Net Earnings	$804,079,000	$761,217,000	5.6

Earnings from Continuing Operations Excluding One-Time Charges, as described below	$835,144,000	$768,429,000	8.7	(2)

Diluted Earnings Per Common Share from Continuing Operations	$0.51	$0.44	15.9

Diluted Earnings Per Common Share from Discontinued Operations	—	0.04	(100.0)

Diluted Earnings Per Common Share	$0.51	$0.48	6.3

Diluted Earnings Per Common Share from Continuing Operations Excluding One-Time Charges, as described below	$0.53	$0.49	8.2	(2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,569,003,000	1,572,105,000

(1) The decline in (Income) from the TAP Pharmaceutical Products Inc. joint venture is primarily due to Abbott’s share (approximately $40 million, after taxes provided by TAP) of an increase in litigation reserves recorded by TAP in anticipation of a settlement of civil litigation that was previously disclosed regarding Lupron. (See Q&A Answer 6.)

(2) 2004 Earnings from Continuing Operations Excluding One-Time Charges excludes after-tax charges of $31 million or $0.02 per share primarily relating to acquisitions and the one-time impact of a change to the equity method of accounting for an investment in a privately held medical device company. (See Q&A Answer 4.) 2003 Earnings from Continuing Operations Excluding One-Time Charges exclude after-tax charges of $71 million or $0.05 per share primarily for acquired in-process R&D related to 2003 acquisitions.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Nine Months Ended September 30, 2004 and 2003

(unaudited)

	2004	2003	Percent Change

Net Sales	$14,025,573,000	$12,383,055,000	13.3
Cost of products sold	6,257,063,000	5,577,094,000	12.2
Research & development	1,232,786,000	1,174,752,000	4.9
Acquired in-process research and development	232,006,000	100,240,000	n/m
Selling, general & administrative	3,534,584,000	3,598,856,000	(1.8	)(1)
Total Operating Cost and Expenses	11,256,439,000	10,450,942,000	7.7

Operating earnings	2,769,134,000	1,932,113,000	43.3

Net interest expense	107,043,000	112,008,000	(4.4)
Net foreign exchange loss	24,541,000	50,562,000	(51.5)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(306,486,000)	(407,451,000)	(24.8	)(2)
Other (income) expense, net	(25,920,000)	(32,146,000)	(19.4)
Earnings from Continuing Operations before taxes	2,969,956,000	2,209,140,000	34.4
Taxes on earnings from Continuing Operations	768,725,000	598,661,000	28.4

Earnings from Continuing Operations	2,201,231,000	1,610,479,000	36.7
Earnings from Discontinued Operations, net of taxes	60,015,000	198,362,000	(69.7)

Net Earnings	$2,261,246,000	$1,808,841,000	25.0

Earnings from Continuing Operations Excluding One-Time Charges, as described below	$2,521,575,000	$2,254,593,000	11.8	(3)

Diluted Earnings Per Common Share from Continuing Operations	$1.40	$1.02	37.3	(4)

Diluted Earnings Per Common Share from Discontinued Operations	0.04	0.13	(69.2)

Diluted Earnings Per Common Share	$1.44	$1.15	25.2	(4)

Diluted Earnings Per Common Share from Continuing Operations Excluding One-Time Charges, as described below	$1.60	$1.43	11.9	(3)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,570,647,000	1,570,956,000

(1) 2003 Selling, general and administrative (SG&A) expense included a one-time charge of $615 million for the settlement of the Ross enteral nutrition investigation. The effect of one-time charges in both periods lowered the rate of increase of SG&A expense by 18.9 percent.

(2) The decline in (Income) from the TAP Pharmaceutical Products Inc. joint venture is due in part to Abbott’s share (approximately $40 million, after taxes provided by TAP) of an increase in litigation reserves recorded by TAP in anticipation of a settlement of civil litigation that was previously disclosed regarding Lupron. (See Q&A Answer 6.)

(3) 2004 Earnings from Continuing Operations Excluding One-Time Charges excludes after-tax charges of $220 million or $0.14 per share for acquired in-process R&D primarily related to the 2004 acquisitions of i-STAT and TheraSense; and $100 million or $0.06 per share relating to acquisition-related and spin-off related charges of approximately $87 million, primarily TheraSense integration charges and charges relating to the spin-off of Hospira of approximately $13 million. 2003 Earnings from Continuing Operations Excluding One-Time Charges exclude after-tax charges of $108 million or $0.07 per share for acquired in-process R&D related to 2003 acquisitions and other items, and $536 million or $0.34 per share for the settlement of the Ross enteral nutrition investigation.

(4) The sum of the first quarter, second quarter and third quarter 2004 Diluted Earnings Per Common Share from Continuing Operations and Diluted Earnings Per Common Share do not add to year-to-date diluted earnings per share due to rounding.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

Q1)                            What impacted Pharmaceutical Products Group sales growth for the third quarter?

A1)                            Sales growth in the Pharmaceutical Products Group was driven by double-digit sales increases in both the U.S. pharmaceutical and international divisions. Abbott International increased 12.0 percent during the quarter, with International Pharmaceuticals up 13.9 percent, including strong momentum from the international HUMIRA launch, as well as the performance of Kaletra and Sevorane. Exchange favorably impacted international division sales by 3.9 percent.

U.S. pharmaceutical sales growth of 11.7 percent was led by strong double-digit growth of HUMIRA, TriCor, Omnicef and Ultane. As expected, Synthroid sales of $153 million in the quarter declined somewhat from a year ago due to the impact of generic competition, within Abbott’s range of expectations. After 14 weeks of generic competition, Synthroid brand retention is 73 percent.

Q2)                            How did HUMIRA perform in the quarter and what are future sales expectations?

A2)                            The worldwide launch of HUMIRA continues to proceed well. Worldwide HUMIRA sales this quarter were $227 million, with international sales contributing $82 million. In the United States, HUMIRA prescription share continues to increase, and Abbott estimates that HUMIRA now represents nearly one-third of new prescriptions within the self-injectable market for rheumatoid arthritis (RA). The company continues to forecast worldwide sales of more than $800 million for 2004 and more than $1.2 billion for 2005.

Abbott plans to submit applications to regulatory authorities for both the HUMIRA early RA and psoriatic arthritis indications by year-end. Phase III clinical trial data for both of these indications will be presented at the American College of Rheumatology (ACR) meeting, Oct. 16 to Oct. 21, 2004.

Q3)                            What impacted Medical Products Group sales growth for the third quarter?

A3)                            Sales growth in the Medical Products Group of more than 8 percent was positively impacted by Worldwide Diagnostics sales, including Abbott Diabetes Care, which increased strong double digits, including the recent acquisition of TheraSense. Double-digit sales growth in Abbott Vascular Devices and high-single-digit sales growth in international immunochemistry also drove Medical Products Group sales performance.

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

U.S. infant nutritionals declined slightly, down 0.2 percent, resulting from an unfavorable comparison to the prior year, which included incremental sales related to the initiation of the Special Supplemental Nutrition Program for Women, Infants, and Children (WIC) contract in California.

As expected, U.S. immunochemistry sales declined versus the prior year. However, quarter-to-quarter sales performance in this business continues to improve, supported by the launch of 50 assays year-to-date. In the fourth quarter, more than 25 assays are planned for launch.

Q4)                            How did one-time charges impact quarterly comparisons?

A4)                            One-time charges impacted third-quarter Earnings from Continuing Operations as follows (dollars in millions, except earnings-per-share data):

	3Q04			3Q03
	Earnings			Earnings
	Pretax	After Tax	EPS	Pretax	After Tax	EPS
As reported	$1,066	$804	$0.51	$929	$697	$0.44
Add back one-time items: Acquired in-process R&D	$8	$8	—	$61	$61	$0.04
Spin-off, integration and other costs	$28	$23	$0.02	$14	$10	$0.01
Excluding one-time items	$1,102	$835	$0.53	$1,004	$768	$0.49

Pretax impact of the one-time charges by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	3Q04						3Q03
	Cost of Products Sold	R&D	Acquired IPR&D	SG&A	Other (Income)/ Expense	Total	Cost of Products Sold	Acquired IPR&D	SG&A	Total
Acquired in-process R&D	—	—	$8	—	—	$8	—	$61	—	$61
Spin-off, integration and other costs	$8	$2	—	$9	$9	$28	$8	—	$6	$14
Total	$8	$2	$8	$9	$9	$36	$8	$61	$6	$75

Third-quarter 2004 results were impacted by one-time charges primarily related to the integration of TheraSense, as well as the one-time impact of a change to the equity method of accounting for an investment in a privately held medical device company. This change to the equity method was recorded in the acquired in-process R&D, $8 million, and the Other (Income)/Expense, $9 million, line items of the Consolidated Statement of Earnings.

Third-quarter 2003 results were impacted by acquired in-process R&D related to the acquisition of Integrated Vascular Systems Inc., the integration of acquisitions and the spin-off of Hospira.

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

Q5)                            How did the gross margin ratio compare with the third quarter of 2003?

A5)                            Gross margin from Continuing Operations both before and after one-time charges, is shown below (dollars in millions):

	3Q04		3Q03
	Cost of Products Sold	Gross Margin %	Cost of Products Sold	Gross Margin %
As reported	$2,115	54.8%	$1,929	54.6%
Spin-off and integration-related charges	$(8)	0.2%	—	—
Ross settlement	—	—	$(8)	0.2%
Excluding one-time charges	$2,107	55.0%	$1,921	54.8%

The gross margin ratio this quarter was up slightly from the prior year. This ratio was favorably impacted by product mix, foreign exchange and a $20 million payment received from Gen-Probe, reflected as a reduction to Cost of Products Sold, which resolved litigation involving Gen-Probe’s use of Abbott patented technologies. These positive factors were largely offset by higher manufacturing costs.

Q6)                            How did the TAP joint venture perform during the quarter?

A6)                            Income from the TAP joint venture declined from the prior year due primarily to Abbott’s share (approximately $40 million, after taxes provided by TAP) of an increase in reserves recorded by TAP in anticipation of a settlement of civil litigation that was previously disclosed regarding Lupron. (For a discussion of this litigation see Abbott’s 2003 Form 10-K.) Abbott had previously established a reserve of $25 million related to this litigation, which was reversed in the third quarter. As a result, the negative impact of these reserve charges on Abbott’s pre-tax earnings was $15 million. The $25 million reversal is reflected this quarter as a reduction to Selling, General and Administrative expense. (See Q&A Answer 8.)

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

The income from the TAP joint venture was also negatively impacted by a decline in Prevacid sales of approximately 8 percent, in line with previous expectations. TAP now expects full-year 2004 Prevacid sales to be down at least 10 percent. TAP is taking a number of actions to improve the performance of Prevacid.

Lupron sales were up 15 percent this quarter, in line with TAP’s expectations of significantly stronger growth in the second half of this year. This growth is aided by improved year-over-year comparisons and continuing improvement in Lupron’s urology market share.

Q7)                            What is the status of TAP’s late-stage pipeline?

A7)                            TAP has two significant near-term opportunities in its late-stage pipeline, febuxostat in development for gout and asoprisnil in development for uterine fibroids and endometriosis. TAP has completed the febuxostat pivotal Phase III studies, which will serve as the basis for the NDA submission. This study has been accepted as a late-breaker abstract for presentation at the American College of Rheumatology (ACR) meeting, Oct. 16 to Oct. 21, 2004. The results of these data have exceeded TAP’s expectations. TAP expects to submit the NDA for febuxostat before the end of this year.

Q8)                            How has the investment in SG&A and R&D impacted the quarter?

A8)                            Combined SG&A and R&D investment increased this quarter, up approximately $100 million or roughly 7 percent.

SG&A expense increased 11.3 percent, driven by continued investment in the worldwide launch of HUMIRA and promotional spending on other major global pharmaceutical brands. The litigation reserve reversal (discussed in Q&A Answer 6) reduced SG&A expense this quarter by $25 million, lowering the rate of increase by 2.5 percentage points.

R&D investment declined 4.3 percent, reflecting a comparison to the prior-year quarter when R&D increased double digits, and sequentially to the second quarter of this year when R&D investment increased more than 15 percent. The timing of R&D spending, particularly related to the pharmaceutical pipeline and the vascular device programs, has impacted this comparison. Year-to-date R&D investment has increased mid-single digits, and the fourth quarter investment is also expected to increase mid-single digits, as previously forecasted.

ABBOTT REPORTS 10.2 PERCENT SALES INCREASE IN THE THIRD QUARTER

Q9)                            What was the tax rate for ongoing operations in the third quarter?

A9)                            The tax rate for ongoing operations this quarter, excluding one-time charges, was 24.2 percent, consistent with previous forecasts. One-time charges have a lower tax rate, as detailed below (dollars in millions):

	3Q04
	Pretax Income	Income Tax	Tax Rate
As reported	$1,066	$262	24.6%
One-time charges	$36	$5	13.0%
Excluding one-time charges	$1,102	$267	24.2%

Q10)                     What is your guidance for earnings per share from Continuing Operations for the fourth-quarter 2004?

A10)                      For the first time, Abbott is providing guidance for earnings per share from Continuing Operations for fourth-quarter 2004 of $0.66 to $0.68, excluding one-time charges. This would result in ongoing full-year earnings per share consistent with Abbott’s previous guidance range.

As previously announced, Abbott expects one-time charges impacting earnings per share from Continuing Operations in 2004 primarily related to the spin-off of Hospira and acquisition-related costs, including the EAS acquisition announced earlier this week. The impact on Continuing Operations is estimated to be approximately $0.25 per share for the full-year 2004, with $0.20 per share incurred in the first nine months. In the fourth quarter, Abbott expects one-time charges to be approximately $0.05 per share for acquisition-related costs. In accordance with SEC Regulation G, Abbott notes that including these charges, projected earnings per share from Continuing Operations under Generally Accepted Accounting Principles (GAAP) would be $0.61 to $0.63 for the fourth quarter.

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